Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

Virginia Financial Group Announces Increase in Dividend

CULPEPER, VA — Virginia Financial Group, Inc. (NASDAQ: VFGI) announced today that its Board of Directors has declared a quarterly dividend of $.23 per share, payable on May 29, 2006 to shareholders of record as of May 8, 2006. This dividend represents an increase of $.01 per share or a 4.5% increase from the last quarterly dividend paid of $.22 per share. This dividend also represents an increase of $.02 per share or 9.5% increase from the May 2005 quarterly dividend of $.21 per share. Based on the April 28, 2006 closing price of a share of VFG stock, the annual dividend rate of $.92 per share represents a yield of 2.31%.

Virginia Financial Group, with $1.6 billion in assets, is one of the largest Virginia based community bank holding companies. It is the parent company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Culpeper; Virginia Heartland Bank – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The Company is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management services via its trust company affiliate. The organization maintains a network of thirty-six branches serving Central and Southwest Virginia, with two new branch offices scheduled to open in the near future. It also maintains five trust and investment service offices in its markets, and loan production offices located in Charlottesville and Lynchburg. For more investor information, please visit our website at www.vfgi.net.